Exhibit 23.1  Consent of PLS, CPA, a Professional Corporation, Certified Public Accountants

PLS CPA, A PROFESSIONAL CORPORATION t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111 t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480 t E-MAIL changgpark@gmail.comt

June 25, 2014

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1/A of our report dated January 31, 2014, with respect to the consolidated financial statements of Recursos Queliz, Inc. included in Amendment No. 1 to form S-1/A for the period ended August 31, 2013. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA
____________________________
PLS CPA, A Professional Corp.
San Diego, CA 92111